Exhibit 11


                        COMPUTATION OF EARNINGS PER SHARE
                                   (Unaudited)



                                                  Six Months Ended March 31
                                                     2000           1999
                                                     -------------------
Weighted average shares outstanding
         Common stock                              4,711,523     4,759,914
         Common stock equivalents                        -0-           -0-
                                                   ---------     ---------


Weighted average common shares and
     equivalents                                   4,711,523     4,759,914
                                                  ==========    ==========


Net (loss) income                                 (1,218,000)      682,000
                                                  ==========    ==========

Net (loss) income per share:
         Basic                                    $    (0.26)   $     0.14
         Diluted                                  $    (0.26)   $     0.14